EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Tuesday, December 7, 2004

CLAYTON WILLIAMS ENERGY REPORTS

STATUS OF MISSISSIPPI OPERATIONS

Company Also Reports Higher Borrowing Capacity

Midland, Texas, December 7, 2004 — Clayton Williams Energy, Inc.  (NASDAQ—NMS:CWEI) today reported the current status of drilling operations in Mississippi and an increase in its borrowing capacity.

Mississippi Operations

The Company’s attempts to establish commercial production from the Stones River formation in the Weyerhaeuser #1, a 16,700-foot exploratory well in Webster County, were unsuccessful.  The Company also attempted completion in two shallower formations — the Abernathy and the Millerella.  Although gas was present in the Millerella formation, neither formation was deemed to be commercially productive.  The abandonment of this well will result in a pre-tax charge of approximately $10 million in the fourth quarter of 2004.  In addition, the Company expects to record a pre-tax charge of approximately $8.4 million to impair a significant portion of its acreage position in the Black Warrior Basin based on the results of the Weyerhaeuser well.

Drilling operations are continuing on the Mississippi State University #1, a 17,000-foot exploratory well in Oktibbeha County targeting the Stones River formation.  This well is being drilled on acreage acquired through a farm-in arrangement and is located approximately 13 miles southeast of the Maben Field.  The well is currently drilling at a depth of approximately 15,000 feet.  The Company has incurred drilling costs to date of approximately $4.4 million.

The Company continues to hold over 25,000 net acres in portions of the Black Warrior Basin that remain prospective for both Stones River and Penn formation production.  In addition, the Company holds over 60,000 net acres in this area that are prospective for production from the Penn formation.  The Company plans to drill a Penn formation test in early 2005.  Following the impairment charge of approximately $8.4 million related to the Weyerhaeuser well, the Company’s remaining book value of acreage in the Black Warrior Basin is approximately $6 million.

Increased Borrowing Capacity

Lenders under the Company’s revolving credit facility recently increased the borrowing base secured by the Company’s oil and gas reserves from $180 million to $195 million.  The Company also repaid $10 million of its senior term credit facility, reducing the principal balance from $50 million to $40 million.  The increase in the borrowing base, along with proceeds from certain closed and projected asset sales, will provide additional liquidity to supplement cash flow from operations as a vital capital resource for the Company’s 2005 exploration and development activities.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, production variance from expectations, volatility or oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production.  These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Patti Hollums	Mel G. Riggs
Director of Investor Relations	Chief Financial Officer
(432) 688-3419	(432) 688-3431
e-mail: cwei@claytonwilliams.com
website: www.claytonwilliams.com